SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                   -------------------------------------------

                          AMENDMENT NO. 1 ON FORM 8-K/A

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                                 Date of Report
                       (Date of earliest event reported):

                                  July 30, 1997

                            THERMOSPECTRA CORPORATION
             (Exact name of Registrant as specified in its charter)


    Delaware                        1-13876                        04-3242970
    (State or other               (Commission                (I.R.S. Employer
    jurisdiction of               File Number)         Identification Number)
    incorporation or
    organization)


    81 Wyman Street, P.O. Box 9046
    Waltham, Massachusetts                                         02254-9046
    (Address of principal executive offices)                       (Zip Code)

                                                               (617) 622-1000
                                               (Registrant's telephone number
                                                         including area code)
PAGE

                                                                   FORM 8-K/A

    Item 2.  Acquisition or Disposition of Assets

        On July 30, 1997, ThermoSpectra Corporation (the "Company") entered into an agreement to acquire NESLAB Instruments, Inc. and its related sales and service entity, NESLAB Instruments Europa B.V. in the Netherlands (together "NESLAB"), from the Life Sciences International PLC subsidiary ("LSI") of Thermo Instrument Systems Inc. ("Thermo Instrument"), the Company's majority owner. In March 1997, Thermo Instrument acquired approximately 95% of the outstanding shares of LSI, a London Stock Exchange-listed company. Subsequently, Thermo Instrument acquired the remaining shares of LSI capital stock. NESLAB, based in New Hampshire, is a global supplier of temperature-control products.
        The purchase price for NESLAB is $77.4 million, and represents the sum of the net tangible book value of the acquired business at June 28, 1997, plus a percentage of Thermo Instrument's total goodwill associated with its acquisition of LSI, based on the 1996 revenues of NESLAB relative to LSI's 1996 consolidated revenues. The purchase price is subject to a post-closing adjustment based on final determination of the net tangible book value of the acquired business and a final calculation of Thermo Instrument's total goodwill associated with the acquisition of LSI.
        The acquisition will be made pursuant to a Share Purchase Agreement dated as of July 30, 1997 (the "Agreement"), among the Company and Thermo Instrument. The purchase price of $77.4 million will be paid through the issuance of 2,869,717 shares of the Company's common stock (valued at $32.6 million) and the assumption of debt to Thermo Instrument totaling $44.8 million. The closing of the transaction will take place as soon as the shares of common stock to be issued in connection with the acquisition are listed for trading upon the American Stock Exchange (the "Exchange"). The Exchange requires that the listing be approved by the holders of a majority of the Company's outstanding shares present and voting at a shareholders' meeting. The meeting is expected to be held before the end of 1997. Thermo Instrument has agreed to vote all of the shares of the Company's common stock held by it as of the record date of the meeting in favor of the listing of the Company's shares and all matters related thereto. Therefore, approval of the listing is assured. As of September 27, 1997, before giving effect to the issuance of the shares to be issued pursuant to the Agreement, Thermo Instrument owned approximately 71.9% of the outstanding common stock of the Company. Giving effect to the issuance of such shares, Thermo Instrument would own approximately 77.1% of such outstanding common stock as of such date.
        Because the Company and NESLAB were deemed for accounting purposes to be under control of their common majority owner, Thermo Instrument, the transaction has been accounted for in a manner similar to a pooling of interests. Accordingly, the Company's financial statements (including the financial statements included as part of the Company's Quarterly Report on Form 10-Q for the quarter ended June 28, 1997) include the results of NESLAB from March 12, 1997, the date the business was acquired by Thermo Instrument, and the shares issuable subject to listing on the Exchange have been deemed outstanding from that date.
        The Company has no present intention to use the assets of NESLAB for purposes materially different from the purposes for which such assets were used prior to the acquisition. However, the Company will continue to review such business' assets, corporate structures, capitalizations, operations, properties, policies, managements and personnel and, upon completion of this review, may develop additional or alternative plans or proposals, including mergers, transfers of a material amount of assets or other additional transactions or changes relating to such business.
                                        2PAGE

                                                                  FORM 8-K/A


    Item 7. Financial Statements, Pro Forma Combined Condensed Financial Information and Exhibits

             (a) Financial Statements of Business Acquired

                 Attached hereto.

                                        3PAGE

           NESLAB Instruments, Inc. and NESLAB Instruments Europa B.V.

                          Combined Financial Statements
                   For the Three Years Ended December 31, 1996
PAGE

                          INDEPENDENT AUDITOR'S REPORT


   To NESLAB Instruments, Inc. and NESLAB Instruments Europa B.V.
        (the NESLAB businesses):

        We have audited the accompanying combined balance sheet of the NESLAB businesses as of December 31, 1995 and 1996, and the related combined statements of income, shareholder's investment, and cash flows for each of the years in the three-year period ended December 31, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the NESLAB businesses at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                          KPMG Peat Marwick LLP



   Boston, Massachusetts
   February 4, 1997, except as to Note 7,
   which is as of July 30, 1997

                                        2PAGE

           NESLAB Instruments, INC. and NESLAB Instruments Europa B.V.

                             Combined Balance Sheet
                                 (In thousands)
                                                         December 31,
                                                --------------------------
                                                   1995               1996
   -----------------------------------------------------------------------
   Assets
   Current Assets:
     Cash                                       $   798            $ 2,103
     Accounts receivable, less allowances of
       $146 and $178                             10,556              8,839
     Accounts receivable, affiliates              5,379              9,775
     Inventories                                  8,027              8,957
     Other current assets (Note 4)                1,218              1,491
                                                -------            -------
                                                 25,978             31,165
                                                -------            -------
   Property and Equipment, Net                    3,560              4,755
                                                -------            -------
   Notes Receivable, Due From Affiliates
     (Note 5)                                     5,602              3,350
                                                -------            -------
   Intangible Assets                             27,759             26,604
                                                -------            -------
                                                $62,899            $65,874
                                                =======            =======

   Liabilities and Shareholder's Investment
   Current Liabilities:
     Accounts payable                           $ 2,197            $ 2,001
     Accounts payable, affiliates                 9,066             13,314
     Accrued payroll and employee benefits        2,237              1,546
     Accrued warranty expenses                      201                509
     Income taxes payable                           864                 56
     Accrued interest expense                       502                 11
     Other accrued expenses                         342                747
                                                -------            -------
                                                 15,409             18,184
                                                -------            -------
   Deferred Income Taxes (Note 4)                   103                233
                                                -------            -------
   Long-term Notes Payable, Due to Affiliates
     (Note 5)                                    44,580             44,580
                                                -------            -------
   Commitments (Notes 3 and 5)

   Shareholder's Investment:
     Common stock NESLAB Instruments, Inc.,
       no par value, 300 shares authorized,
       100 shares issued and outstanding          1,000              1,000
     Common stock NESLAB Instruments
       Europa B.V., 400 shares issued and
       outstanding                                   20                 20
     Retained earnings                            1,703              1,769
     Cumulative translation adjustment               84                 88
                                                -------            -------
                                                  2,807              2,877
                                                -------            -------
                                                $62,899            $65,874
                                                =======            =======
   The accompanying notes are an integral part of these combined financial statements.
                                        3PAGE

           NESLAB Instruments, INC. and NESLAB Instruments Europa B.V.
                          Combined Statement of Income
                                 (In thousands)


                                                   For the Year Ended
                                                      December 31,
                                            -------------------------------
                                               1994        1995        1996
    -----------------------------------------------------------------------

    Revenues (Notes 5 and 6)                $37,238     $55,451     $61,032
                                            -------     -------     -------
    Costs and Operating Expenses:
      Cost of revenues (Note 5)              21,682      35,249      41,657
      Selling, general, and
        administrative expenses (Note 5)     10,128      11,252      12,018
      Research and development expenses       2,118       3,003       4,151
                                            -------     -------     -------
                                             33,928      49,504      57,826
                                            -------     -------     -------
    Operating Income                          3,310       5,947       3,206

    Interest Income                             298         317         311
    Interest Expense, Related Party          (2,801)     (2,968)     (2,871)
                                            -------     -------     -------
    Income Before Provision for
      Income Taxes                              807       3,296         646
    Provision for Income Taxes (Note 4)         637       1,663         580
                                            -------     -------     -------
    Net Income                              $   170     $ 1,633     $    66
                                            =======     =======     =======


    The accompanying notes are an integral part of these combined financial statements.

                                        4PAGE

           NESLAB Instruments, INC. and NESLAB Instruments Europa B.V.

                        Combined Statement of Cash Flows
                                 (In thousands)
                                                   For the Year Ended
                                                      December 31,
                                             ----------------------------
                                               1994      1995        1996
    ---------------------------------------------------------------------
    Operating Activities:
    Net Income                              $   170   $ 1,633     $    66
    Adjustments to reconcile net income
      to net cash provided by operating
      activities:
        Depreciation                            690       809         887
        Amortization                          2,822     1,989       1,155
        Provision for losses on accounts
          receivable                              1        36          62
        Deferred income tax expense              75        28         130
        Provision for warranty costs              -         -         325
        Provision for inventory
          obsolescence                           50         -         200
        Loss on sale of property and
          equipment                               -         -           5
        Changes in current accounts:
          Accounts receivable                (1,143)   (4,387)      1,655
          Accounts receivable, affiliates    (2,241)     (617)     (4,396)
          Inventories                        (1,382)   (2,351)     (1,130)
          Other assets                         (149)     (816)       (274)
          Accounts payable                      159       516        (196)
          Accounts payable, affiliates        1,160     2,146       4,248
          Other current liabilities             719     1,467      (1,601)
                                            -------   -------     -------
    Net cash provided by operating
      activities                                931       453       1,136
                                            -------   -------     -------
    Investing Activities:
      Purchases of property and equipment    (1,022)   (1,973)     (2,113)
      Disposals of property and equipment         -         -          26
                                            -------   -------     -------
    Net cash used in investing activities    (1,022)   (1,973)     (2,087)
                                            -------   -------     -------
    Financing Activities:
      Notes payable, affiliates                   -     3,000           -
      Notes receivable, affiliates             (258)   (1,654)      2,252
                                            -------   -------     -------
    Net cash provided by (used in)
      financing activities                     (258)    1,346       2,252
                                            -------   -------     -------
    Effect of exchange rate changes on
      cash                                       23        11           4
                                            -------   -------     -------
    Increase (Decrease) in Cash                (326)     (163)      1,305
    Cash at Beginning of Year                 1,287       961         798
                                            -------   -------     -------
    Cash at End of Year                     $   961   $   798      $2,103
                                            =======   =======     =======

    Cash Paid For:
      Interest                              $ 2,655   $ 2,632     $ 3,414
      Income taxes                          $   174   $ 1,230     $ 1,442

    Noncash Investing Activity:
      Transfer of property and equipment
        to affiliate                        $   240   $     -     $     -
      Issuance of note receivable from
        affiliate for transferred
        property and equipment              $  (240)  $     -     $     -
    The accompanying notes are an integral part of these combined financial statements.
                                        5PAGE

           NESLAB Instruments, INC. and NESLAB Instruments Europa B.V.

                 Combined Statement of Shareholder's Investment
                                 (In thousands)

                                                   For the Year Ended
                                                       December 31,
                                            -------------------------------
                                               1994        1995        1996
    -----------------------------------------------------------------------

    Common Stock NESLAB Instruments, Inc.   $ 1,000     $ 1,000     $ 1,000
                                            -------     -------     -------
    Common Stock NESLAB Instruments
      Europa B.V.                                20          20          20
                                            -------     -------     -------
    Retained Earnings
      Balance at beginning of year             (100)         70       1,703
      Net income                                170       1,633          66
                                            -------     -------     -------
      Balance at end of year                     70       1,703       1,769
                                            -------     -------     -------
    Cumulative Translation Adjustment
      Balance at beginning of year               50          73          84
      Translation adjustment                     23          11           4
                                            -------     -------     -------
      Balance at end of year                     73          84          88
                                            -------     -------     -------
    Total Shareholder's Investment          $ 1,163     $ 2,807     $ 2,877
                                            =======     =======     =======


    The accompanying notes are an integral part of these combined financial statements.

                                        6PAGE

           NESLAB Instruments, INC. and NESLAB Instruments Europa B.V.

                     Notes to Combined Financial Statements

    1.  Nature of Operations and Summary of Significant Accounting Policies

    Nature of Operations
        The accompanying combined financial statements include the accounts of NESLAB Instruments, Inc. and NESLAB Instruments Europa B.V. (the NESLAB businesses). NESLAB Instruments, Inc. manufactures and markets precision temperature control liquid systems for analytical, laboratory, industrial research and development, laser, and semiconductor applications. NESLAB Instruments Europa B.V. markets and distributes the Company's products in Europe.
        The NESLAB businesses were wholly owned subsidiaries of Life Sciences International, PLC (Life Sciences) through March 12, 1997 (Note
    7).

    Principles of Combination
        The accompanying combined financial statements include the accounts of the NESLAB businesses. All material intercompany accounts and transactions have been eliminated.

    Revenue Recognition
        The NESLAB businesses recognize product revenue upon shipment. The NESLAB businesses maintain a reserve for the estimate of warranty costs.

    Income Taxes
        The NESLAB businesses' operations are included in groups that file consolidated or combined income tax returns with other Life Sciences operations. Life Sciences' intercompany tax allocation policy has been based on the income taxes calculated on a separate return basis for each subsidiary.
        In accordance with Statement of Financial Accounting Standards
    (SFAS) No. 109, "Accounting for Income Taxes," the NESLAB businesses recognize deferred income taxes based upon the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected on the tax returns.

    Inventories
        Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value and includes materials, labor, and manufacturing overhead. The components of inventories are as follows:

    (In thousands)                               1995              1996
    -------------------------------------------------------------------

    Raw materials and supplies                 $4,958            $4,440
    Work in process                             1,367             1,710
    Finished goods                              1,702             2,807
                                               ------            ------
                                               $8,027            $8,957
                                               ======            ======

                                        7PAGE

           NESLAB Instruments, INC. and NESLAB Instruments Europa B.V.

                     Notes to Combined Financial Statements

   1. Nature of Operations and Summary of Significant Accounting Policies (continued)

   Property and Equipment
        The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. Effective January 1, 1995, the NESLAB businesses changed the estimated useful lives of property and equipment as follows: machinery and equipment increased from 5 to 10 years, computer equipment decreased from 5 to 3 years, and leasehold improvements increased from 10 to 40 years, or the life of the asset, if shorter. The effect of the change was a reduction in depreciation expense of $176,000 in 1995. The NESLAB businesses provide for depreciation using the straight-line method over the estimated useful lives of the property as follows: machinery and equipment, 5 to 10 years; leasehold improvements, 40 years; and furniture and fixtures, 3 to 5 years. Property and equipment consist of the following:

   (In thousands)                                1995              1996
   --------------------------------------------------------------------
   Machinery and equipment                     $4,033            $5,408
   Furniture and fixtures                       2,605             3,070
   Leasehold improvements                         661               884
                                               ------            ------
                                                7,299             9,362
   Less: Accumulated depreciation               3,739             4,607
                                               ------            ------
                                               $3,560            $4,755
                                               ======            ======

   Intangible Assets
        The excess of cost over the fair value of net assets of acquired company represents the effect of push-down accounting whereby NESLAB Instruments, Inc. recorded in its financial statements certain assets associated with the purchase in 1991 of NESLAB Instruments, Inc. by Life Sciences. These certain assets comprise the following:

   (In thousands)                               1995               1996
   --------------------------------------------------------------------
   Customer list                             $25,000            $25,000
   Goodwill                                    7,959              7,959
                                             -------            -------
                                              32,959             32,959
   Less:  Accumulated amortization             5,200              6,355
                                             -------            -------
                                             $27,759            $26,604
                                             =======            =======

        The customer list and goodwill are being amortized using the straight-line method over 40 years and 15 years, respectively. The customer list was valued based upon an independent appraisal at the time of the acquisition in 1991. The NESLAB businesses assess the future useful life of these assets whenever events or changes in circumstances indicate that the current useful life has diminished. The NESLAB
                                        8PAGE

           NESLAB Instruments, INC. and NESLAB Instruments Europa B.V.

                     Notes to Combined Financial Statements

   1. Nature of Operations and Summary of Significant Accounting Policies (continued)

   businesses consider the future undiscounted cash flows for the acquired businesses in assessing the recoverability of these assets. If impairment occurs, any excess of carrying value over fair value is recorded as a loss.

   Foreign Currency
        All assets and liabilities of NESLAB Instruments Europa B.V. are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign Currency Translation." Resulting translation adjustments are reflected as a separate component of shareholder's investment titled "Cumulative translation adjustment." Foreign currency translation gains and losses are included in the accompanying combined statement of income and are not material for the three years presented.

   Fair Value of Financial Instruments
        The NESLAB businesses' financial instruments consist mainly of cash, receivables, accounts payable, and accrued expenses. The carrying amounts of the NESLAB businesses' cash, receivables, accounts payable, and accrued expenses approximate their fair value due to the short-term nature of these instruments.

   Use of Estimates
        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   2.   Employee Benefit Plans

        Substantially all of NESLAB Instruments, Inc.'s full-time employees are eligible to participate in a 401(k) savings plan sponsored by NESLAB Instruments, Inc. Contributions to the 401(k) savings plan are made by both the employee and NESLAB Instruments, Inc. NESLAB Instruments, Inc.'s. contributions are based upon the level of employee contributions. In connection with this plan, NESLAB Instruments, Inc. contributed and charged to expense $307,000, $382,000, and $540,000 in 1994, 1995, and 1996, respectively.

   3.   Commitments

        The NESLAB businesses lease office and operating facilities under various operating lease arrangements. The accompanying combined statement of income includes expenses from operating leases of $307,000, $335,000, and $343,000 in 1994, 1995, and 1996, respectively. Future minimum lease payments under noncancellable operating leases at December 31, 1996, are $304,000 in 1997; $293,000 in 1998; $243,000 in 1999; $236,000 in 2000;
   $182,000 in 2001; and $424,000 in 2002 and thereafter.
                                        9PAGE

           NESLAB Instruments, INC. and NESLAB Instruments Europa B.V.

                     Notes to Combined Financial Statements

   3.   Commitments (continued)

   The NESLAB businesses also have an operating lease arrangement with a related party as discussed in Note 5.

   4.   Income Taxes

        The components of income before provision for income taxes are as follows:
   (In thousands)                         1994          1995          1996
   -----------------------------------------------------------------------
     Domestic                           $  974        $3,265        $  572
     Foreign                              (167)           31            74
                                        ------        ------        ------
                                        $  807        $3,296        $  646
                                        ======        ======        ======

        The components of the provision for income taxes are as follows:
   (In thousands)                         1994           1995         1996
   -----------------------------------------------------------------------
   Current tax expense:
     Federal                            $  544         $1,559       $  346
     Foreign                               (58)            11           26
     State                                 132            369           83
                                        ------         ------       ------
                                           618          1,939          455
                                        ------         ------       ------
   Deferred (prepaid) tax expense:
     Federal                                16           (223)         101
     State                                   3            (53)          24
                                        ------         ------       ------
                                            19           (276)         125
                                        ------         ------       ------
                                        $  637         $1,663       $  580
                                        ======         ======       ======

        The provision for income taxes differs from the provision calculated by applying the statutory federal income tax rate of 35% to income before provision for income taxes due to the following:

   (In thousands)                         1994         1995           1996
   -----------------------------------------------------------------------
     Income tax provision at
       statutory rate                   $  282       $1,154         $  226
     Increases resulting from:
       State income taxes, net of
         federal tax                        87          205             70
       Amortization of cost in excess of
         net assets of acquired company    259          259            259
       Nondeductible expenses                9           45             25
                                        ------       ------         ------
                                        $  637       $1,663         $  580
                                        ======       ======         ======
                                       10PAGE

           NESLAB Instruments, INC. and NESLAB Instruments Europa B.V.

                     Notes to Combined Financial Statements

   4.   Income Taxes (continued)

        Prepaid income taxes and deferred income taxes in the accompanying combined balance sheet consist of the following:

   (In thousands)                                1995              1996
   --------------------------------------------------------------------

   Depreciation                                  $178              $371
   Deferred compensation                          (75)             (138)
                                                 ----              ----
     Total long-term deferred tax liability      $103              $233
                                                 ====              ====

   Other reserves and accruals                   $254              $173
   Inventory basis difference                      38               130
   Accrued compensation                            96               116
   Other, net                                      (1)              (26)
                                                 ----              ----
     Total current deferred tax asset            $387              $393
                                                 ====              ====

   5.   Related-party Transactions

   Operating Leases
        NESLAB Instruments, Inc. leases certain office and manufacturing space from Shandon, Inc., a Life Sciences affiliated company, on an as-needed basis. The accompanying combined statement of income includes expenses from this operating lease of $445,000, $614,000, and $723,000 in 1994, 1995, and 1996, respectively.

   Other Related-party Transactions
        The NESLAB businesses purchase and sell products and services in the ordinary course of business with other Life Sciences businesses. Sales of products to such affiliated companies totaled $2,300,000, $4,092,000, and $4,489,000 in 1994, 1995, and 1996, respectively. Purchases of products and services from such affiliated companies totaled $509,000, $1,177,000, and $4,304,000 in 1994, 1995, and 1996, respectively.
        NESLAB Instruments, Inc. pays Life Sciences annual management fees in return for certain administrative services, including risk management, certain employee benefit administration, tax advice and preparation of tax returns, and certain financial and other services. The accompanying combined statement of income includes such management fees of $269,000, $264,000, and $380,000 in 1994, 1995, and 1996, respectively.

                                       11PAGE
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           NESLAB Instruments, INC. and NESLAB Instruments Europa B.V.

                     Notes to Combined Financial Statements

   5.   Related-party Transactions (continued)

   Notes Receivable and Payable
        The accompanying combined balance sheet includes notes receivable from and notes payable to Life Sciences affiliated companies as follows:

   (In thousands)                                 1995             1996
   --------------------------------------------------------------------

   Notes Receivable:
     Shandon Inc.                              $ 4,200          $ 2,000
     LSI North America Services, Inc.            1,402            1,350
                                               -------          -------
                                               $ 5,602          $ 3,350
                                               =======          =======

   Notes Payable:
     Life Sciences International, PLC          $39,000          $39,000
     International Equipment Corp. (IEC)         3,952            3,952
     Forma Scientific, Inc. (Forma)              1,628            1,628
                                               -------          -------
                                               $44,580          $44,580
                                               =======          =======

        The Life Sciences International, PLC note payable resulted from the 1991 acquisition of NESLAB Instruments, Inc. by Life Sciences. Interest on this note accrues at rates which vary with LIBOR, and averaged 6.5% and 6.7% in 1995 and 1996, respectively. The note receivable from Shandon Inc. and notes payable to IEC and Forma bear interest at a rate set annually, and were 6.5% and 7.0% for 1995 and 1996, respectively. The note receivable for LSI North America Service, Inc. is noninterest bearing.

   6.   Significant Customer, Geographical Information, and Export Sales

        The Company is involved in one business segment: manufacturing and marketing precision temperature control liquid systems for analytical, laboratory, industrial research and development, laser, and semiconductor applications. Sales to one customer accounted for 11%, 15%, and 14% of revenues in 1994, 1995, and 1996, respectively. The Company's revenues are principally United States sourced. Export revenues included in United States-sourced revenues are:

   (In thousands)                             1994         1995        1996
   ------------------------------------------------------------------------

     Europe                                $ 3,681      $ 5,860     $ 8,190
     Far East and Australia                  2,883        5,360       7,378
     Other                                   1,454        1,890       1,166
                                           -------      -------     -------
                                           $ 8,018      $13,110     $16,734
                                           =======      =======     =======

                                       12PAGE

           NESLAB Instruments, INC. and NESLAB Instruments Europa B.V.

                     Notes to Combined Financial Statements

   7.   Subsequent Event

        On March 12, 1997, Life Sciences was acquired by Thermo Instrument Systems Inc. (Thermo Instrument). Pursuant to an agreement executed on July 30, 1997, ThermoSpectra Corporation, a majority-owned subsidiary of Thermo Instrument, agreed to acquire the NESLAB businesses from Thermo Instrument for shares of ThermoSpectra common stock valued at $32.6 million and the assumption of approximately $44.2 million of amounts owed to affiliates.

                                       13PAGE

                                                                   FORM 8-K/A

    Item 7. Financial Statements, Pro Forma Combined Condensed Financial Information and Exhibits

            (b) Pro Forma Combined Condensed Financial Information

         The following unaudited pro forma combined condensed financial statement sets forth the results of operations for the year ended December 28, 1996, as if the acquisition of NESLAB by the Company had occurred at the beginning of 1996 and assuming there are no post-closing purchase price adjustments.
         Because the Company and NESLAB were deemed for accounting purposes to be under control of their common majority owner, Thermo Instrument, the transaction has been accounted for in a manner similar to a pooling of interests. Accordingly, the Company's financial statements (including the financial statements included as part of the Company's Quarterly Report on Form 10-Q for the quarter ended June 28, 1997) include the results of NESLAB from March 12, 1997, the date NESLAB was acquired by Thermo Instrument, and the shares issuable subject to listing on the Exchange have been deemed outstanding from that date. As a result, pro forma information has not been provided as of and for the six months ended June 28, 1997.
         The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred had the acquisition of NESLAB been consummated at the beginning of 1996. The financial statements of NESLAB filed under part (a) of this item should be read in conjunction with these pro forma combined condensed financial statements.

                                        4PAGE

                                                                   FORM 8-K/A
                            THERMOSPECTRA CORPORATION

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                          Year Ended December 28, 1996

                                   Historical               Pro Forma
                            ------------------------  ----------------------
                            ThermoSpectra    NESLAB   Adjustments   Combined
                            -------------   --------  -----------   --------
                                (In thousands except per share amounts)

    Revenues                  $123,199      $ 61,032    $      -    $184,231
                              --------      --------    --------    --------
    Costs and Operating
      Expenses:
        Cost of revenues        62,900        41,657         449     105,006
        Selling, general, and
          administrative
          expenses              36,493        12,018         575      49,086
        Research and
          development expenses  12,910         4,151           -      17,061
        Other nonrecurring
          expense, net             171             -           -         171
                              --------      --------    --------    --------
                               112,474        57,826       1,024     171,324
                              --------      --------    --------    --------
    Operating Income            10,725         3,206      (1,024)     12,907

    Interest Income                935           311           -       1,246
    Interest Expense,
      Related Party               (773)       (2,871)          -      (3,644)
                              --------      --------    --------    --------
    Income Before Provision
      for Income Taxes          10,887           646      (1,024)     10,509
    Provision for Income
      Taxes                      4,270           580        (265)      4,585
                              --------      --------    --------    --------
    Net Income                $  6,617      $     66    $   (759)   $  5,924
                              ========      ========    ========    ========

    Earnings per Share        $    .53                              $    .39
                              ========                              ========

    Weighted Average Shares     12,437                     2,870      15,307
                              ========                  ========    ========


    See notes to pro forma combined condensed financial statements.

                                        5PAGE

                                                                   FORM 8-K/A
                            THERMOSPECTRA CORPORATION

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                   (Unaudited)

    Note 1 - Basis of Presentation

         The allocation of the purchase price is based on an estimate of the fair market value of the net assets acquired and is subject to adjustment. To date, no information has been gathered that would cause the Company to believe that the final allocation of the purchase price will be materially different than the preliminary estimate.


    Note 2 - Pro Forma Adjustments to Pro Forma Combined Condensed Statement of Income (In thousands, except in text)

                                                               Year Ended
                                                              December 28,
                                                                  1996
                                                              ------------
                                                              Debit (Credit)

    Cost of Revenues
    Increase in the work-in-process and finished
      goods inventory of NESLAB to the estimated
      selling price, less the sum of the costs of
      disposal and a reasonable profit allowance for
      the Company's manufacturing and
      selling efforts                                              $   449
                                                                   -------
    Selling, General, and
      Administrative Expenses
    Reversal of service fee charged to NESLAB
      by LSI in 1996                                                  (380)

    Service fee of 1.0% of the revenues of NESLAB for
      the year ended December 28, 1996, for services
      provided under a services agreement between the
      Company and Thermo Electron Corporation                          610

    Amortization over 40 years of $59,181,000 of cost
      in excess of net assets of acquired companies
      created by the acquisition of NESLAB                           1,480

    Reversal of amortization recorded in the
      historical financial statements of NESLAB                     (1,135)
                                                                   -------
                                                                   $   575
                                                                   -------

                                        6PAGE

                                                                   FORM 8-K/A
                            THERMOSPECTRA CORPORATION

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                   (Unaudited)

    Note 2 - Pro Forma Adjustments to Pro Forma Combined Condensed Statement of Income (In thousands, except in text)
             (continued)

                                                               Year Ended
                                                              December 28,
                                                                  1996
                                                              ------------
                                                              Debit (Credit)

    Provision for Income Taxes
    Income tax benefit associated with the adjustments
      above (excluding the amortization of cost in
      excess of net assets of acquired companies),
      calculated at NESLAB's statutory rate of 39%                 $  (265)
                                                                   -------
    Weighted Average Shares
    Increase in weighted average shares outstanding due to the assumed issuance of 2,869,717 shares of the Company's common stock related to the acquisition of NESLAB

                                        7PAGE

                                                                   FORM 8-K/A
                            THERMOSPECTRA CORPORATION

    Item 7. Financial Statements, Pro Forma Combined Condensed Financial Information and Exhibits

            (c) Exhibits

                23  Consent of KPMG Peat Marwick LLP

                                        8PAGE

                                                                   FORM 8-K/A

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, on this 14th day of October 1997.

                                            THERMOSPECTRA CORPORATION



                                            Paul F. Kelleher
                                            -------------------------
                                            Paul F. Kelleher
                                            Chief Accounting Officer